UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ____________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                 August 19, 2005

                         Concurrent Computer Corporation
                         -------------------------------
             (Exact Name of Registrant as Specified in its Charter)

         Delaware               0-13150               04-2735766
         --------               -------               ----------
      (State or Other         (Commission             (IRS Employer
        Jurisdiction          File Number)        Identification Number)
     of Incorporation)

    4375 River Green Parkway, Suite 100, Duluth, Georgia        30096
    ----------------------------------------------------        -----
         (Address of Principal Executive Offices)             (Zip Code)

      Registrant's telephone number, including area code:  (678) 258-4000
                                                           --------------

                                 Not applicable
                                 --------------
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     [_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     [_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     [_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  1.01.     ENTRY  INTO  A  MATERIAL  DEFINITIVE  AGREEMENT.

     On August 19, 2005, Concurrent Computer Corporation ("Concurrent") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Stream Acquisition, Inc., a Delaware corporation ("Newco"), Everstream Holdings, Inc., a Delaware corporation ("Everstream"), and certain selling stockholders of Everstream (each, individually a "Seller" and collectively the "Sellers"). Concurrently with the execution and delivery of the Merger Agreement, each Seller entered into a voting agreement under which such Seller agreed to vote shares of Everstream common stock and preferred stock in favor of the merger and entered into a waiver and release agreement pursuant to which such Seller agreed to release Everstream, Concurrent and their respective predecessors, subsidiaries, affiliates, successors and assigns from certain claims.

     Pursuant to the Merger Agreement, Concurrent will acquire Everstream by merging Newco with and into Everstream, with Everstream continuing as the surviving corporation of the merger and an independent, wholly owned subsidiary of Concurrent. The acquisition is valued at approximately $15 million and will be paid in Concurrent stock. Pursuant to the Merger Agreement, Concurrent will issue a number of shares of Concurrent stock equal to approximately $14.5 million for the Everstream stock it does not already own (Concurrent's existing Everstream stock is valued in this transaction at approximately $0.5 million), determined by dividing $14.5 million by the average trading price of Concurrent stock for the 30 calendar days ending on the third calendar day prior to closing ("Average Trading Price"). Pursuant to the Merger Agreement and Everstream's certificate of incorporation, the Concurrent stock to be issued will be distributed to Everstream stockholders in accordance with their respective liquidation preferences.

     The Merger Agreement includes customary representations, warranties, covenants and agreements and includes restrictions on sale of the Concurrent stock to be issued in the transaction, indemnification protection subject to certain exceptions, limited to an escrow of 20% of the shares to be issued in the transaction, and a covenant of Everstream not to solicit an alternative transaction or, subject to certain exceptions, to enter into discussions concerning, or provide confidential information in connection with, an alternative transaction.

     The closing is expected to occur in early October 2005. The closing is subject to the approval of the transaction by the stockholders of Everstream and the issuance of a permit regarding the terms, conditions and fairness of the transactions contemplated by the Merger Agreement by the Ohio Division of Securities and is subject to other customary closing conditions. The Merger Agreement contains certain termination rights for both Concurrent and Everstream, and further provides that upon termination of the Merger Agreement under certain circumstances, Everstream will pay Concurrent a termination fee of $600,000. In addition, Concurrent can generally terminate the transaction if the Average Trading Price of Concurrent stock is less than $1.55 and Everstream can terminate the transaction if the Average Trading Price of Concurrent stock is greater than $2.78.

     In April 2002, Concurrent invested cash of approximately $0.5 million in Everstream in exchange for 480,770 shares of Series C Preferred stock, giving Concurrent approximately a 4.9% ownership interest in the company. Since Concurrent's investment in Everstream, Concurrent has partnered with Everstream for the resale of Everstream's targeted advertising products (including a license to Everstream's patents pertinent thereto) and purchased consulting services in the amount of $36,000 in fiscal 2004 and $910,000 in fiscal 2003. Other than the foregoing and the Merger Agreement, there are no material relationships between Everstream and Concurrent or any of its affiliates.

     The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. A copy of the Merger Agreement is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS.

(c)     Exhibits.

Exhibit Number  Description
--------------  -----------

10.1            Agreement and Plan of Merger, dated August 19, 2005, by and among Concurrent
                Computer Corporation, Stream Acquisition, Inc., Everstream Holdings, Inc. and
                certain selling stockholders of Everstream Holdings, Inc.

                                   Signatures
                                   ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CONCURRENT COMPUTER CORPORATION



Date: August 25, 2005                   By:  /s/ Gregory S. Wilson
                                            -----------------------------------
                                            Gregory S. Wilson
                                            Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit Number  Description
--------------  -----------

10.1            Agreement and Plan of Merger, dated August 19, 2005, by and among Concurrent
                Computer Corporation, Stream Acquisition, Inc., Everstream Holdings, Inc. and
                certain selling stockholders of Everstream Holdings, Inc.